EXHIBIT 10(w)

Union Contract dated April 16, 1996, between Graham-Field and Local 966 of International Brotherhood of Teamsters with respect to the collective bargaining agreement at the Hauppauge, New York facility.

            THIS AGREEMENT made and entered into this 16th day of April, 1996, by and between GRAHAM-FIELD, INC., currently located at 400 Rabro Drive East, Hauppauge, New York 11788, its successors or assigns (hereinafter referred to as the "Employer") and LOCAL 966, affiliated with the INTERNATIONAL BROTHERHOOD OF TEAMSTERS, 321 West 44th Street, New York, New York, its successors or assigns (hereinafter referred to as the "Union")

                               W I T N E S S E T H

            WHEREAS, the parties have carried on collective bargaining negotiations for the purpose of developing a general agreement on wages, hours of work and other conditions of employment.

            NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree with each other with respect to the employees of the Employer recognized as one being represented by the Union as follows:

ARTICLE I - RECOGNITION

            Section 1 - The Employer hereby recognizes the Union as the exclusive representative of all employees, excluding guards, supervisors, clerical, (and part-time employees who work less than 20 hours per week), the number is not to exceed 15 part-time employees, 19 hours is the maximum to be worked by part-time employees in any one (1) week.

ARTICLE II - NON-DISCRIMINATION

            Section 1 - The Employer and the Union agree not to discriminate against any individual with respect to hiring, compensation, or terms and conditions of employment because of such individuals race, color, religion, sex pregnancy, handicap, national origin, marital status, disability, or age (between the years of 18 and 70), nor will it limit, segregate or classify employees in any way to deprive any individual employee of employment opportunities because of race, color, religion sex, pregnancy, handicap, national origin, marital status, disability, or age (between the years of 18 and 70).

            Section 2 - The Employer and the Union agree that there will be no discrimination by the Employer or the Union against any employee because of his or her membership in the Union or because of any employee's lawful activity and/or support of the Union.

ARTICLE III - UNION SECURITY

            Section 1 - The Employer agrees that all employees covered by this Agreement shall, as a condition of employment, be required to become and remain members of the Union on the thirty-first (31st) day following the actual beginning of work pursuant to such employment, the effective date of this Agreement or its execution date, whichever is later. All employees who are members of the Union at the time of execution of this Agreement or become members of the Union at any time subsequent thereto, shall remain members of the Union during the term oz this Agreement. The Union agrees that all such employees will be accepted into membership on the same terms and conditions generally acceptable to other members, and further, that the Employer will not be requested to discharge an employee for reasons other than such employee's failure to tender the periodic dues and initiation fees uniformly required as a condition of accumulation or retaining membership in the Union.

            Section 2 - The Employer shall furnish the Union with the name of any new employee together with the date of hiring of aid employee immediately upon submitting the Union's check-off form.

ARTICLE IV - CHECK-OFF

            Section 1 - The Employer, upon receipt of a written authorization signed by the employee, which authorization shall not be irrevocable for a period of more than one (1) year, or beyond the termination date of this Agreement, whichever occurs sooner, shall deduct membership dues and initiation fees from said employee's wages on the first pay day of every month and remit same to the Union no later than the twelfth day of the month in which they are deducted.

            Section 2 - The Employer will notify the Union immediately upon receipt of any revocation of any authorization submitted to it pursuant to this Article.

ARTICLE V - SENIORITY

            Section 1 - Seniority shall be based upon length of service, subject to the completion of an initial sixty (60) working day probationary period. Employees shall be entitled to seniority rights dating from the employee's date of hire.

            Section 2 - Seniority shall be broken by an employee's voluntary separation from the Employer or by discharge for just cause. Seniority shall accrue during layoffs of less than one (1) year or during authorized leaves of absence.

            Section 3 - The Employer shall submit a current and up- to-date seniority list to the Union every six (6) months during the term of this Agreement.

            Section 4 - In the event of a layoff, the least senior employee (based on total service seniority) shall be the first employee to be laid-off. In the event of a recall, the most senior employee (based on total service seniority) shall be the first employee to be recalled.

            Section 5 - In the case of a promotion, applicants applying for posted positions will be interviewed in the order of seniority, however, seniority shall not be the sole determinative factor in filling such position. The decision to fill such position shall also be based upon the required skills needed for the training of such position. In the event the Employer needs to transfer an employee or alter a work shift, and more than one employee with similar job classifications applies for such transfer, the most senior employee will be selected for such position. If no employee applies for the transfer, employees having the same job classification required to fill such transfer position or alternate work shift will be assigned the position based upon least seniority (based on total service seniority).

ARTICLE VI - SHOP STEWARD

            Section 1 - The Employer recognizes the right of the Union to designate a Shop Steward who shall be recognized as the representative of the Union for all matters arising under this Agreement to the extent permitted herein. The Union shall advise the Employer as to the identity of the Steward and the Employer agrees that the Steward shall be free to conduct this duty as such, with the understanding that such duty will not unduly interfere with normal production or the conduct of the business and the Steward shall be expected to do his usual work. However, reasonable time spent in carrying out the grievance procedure agreed upon herein will be considered as being on the employer's time.

            Section 2 - Shop Stewards shall be accorded super seniority and shall be the last persons laid-off and the first ones rehired upon resumption of work.

ARTICLE VII - HOURS AND OVERTIME

            Section 1 - The basic work week for all employees shall be five consecutive days of eight (8) consecutive hours per day (except for one half hour lunch period), Monday through Friday (the "Basic Work Week"). The Basic Work Week shall not serve as a guarantee that employees will be employed for at least five (5) days during any Basic Work Week or for at least eight (8) hours during Any day of such Basic Work Week.

            Section 2 - The regular working hours shall commence no earlier than 7:00 a.m. (Eastern Standard Time) for maintenance employees. All other departments shall have, at the sole discretion of the Employer, either an 8:30 a.m. (Eastern Standard Time) or 10:00 a.m. (Eastern Standard Time) start time and end shift time shall be no later than 10:00 p.m. (Eastern Standard Time) (unless employees are scheduled to work overtime). Two (2) picker positions only will start at 9:00 a.m. in the event the

Employer shall have business requirements which would necessitate a change in the established work hours, the Employer shall provide not less than thirty (30) days' prior notice to the Union and the shop steward of such required change, meet with the Union to discuss the proposed change and post such notice on the bulletin board, as well as distribute to each affected employee a letter of notification of such change.

            Section 3 - Employees reporting for work at the direction of the Employer shall be paid for the hours the business is open or four (4) hours whichever is longer.

            Section 4 - Should any employee work more than eight (8) hours in any one (1) day, he shall be paid for such overtime at the rate of time and one-half (1-1/2), providing the employee works the Monday and Friday of the same work week that the overtime occurred. Employees who work on Saturday shall be paid time and one-half for the 6th day. Employees who work on Sunday shall be paid at double time for the 7th day. Employees who work on the 6th and 7th day shall be guaranteed a minimum of four (4) hours of work.

            Section 5 - Any employee shall have the right to refuse to work overtime, unless provided not less than twenty four (24) hours' prior notice of the request for overtime work. Overtime will first be offered to all bargaining unit employees in the applicable department. Employees with conflicting obligations will be excused from performing overtime work. If sufficient staffing is not arranged using this method, the Employer will then offer such overtime to bargaining unit employees in other departments, and only then to part time employees. In the event insufficient staffing occurs using such method, the Employer may assign overtime to employees in the reverse order of seniority. In the event the Employer is unable to meet the needs of its customers and overtime is available, the Employer will use reasonable efforts to arrange overtime before the beginning of the employee's shift when, in the judgment of management, the flow of work allows.

            Section 6 - Any employee shall not be required to take time off in lieu of overtime previously worked.

            Section 7 - Overtime shall be distributed on an equal basis among employees normally assigned to do the performance of the work in which the overtime is required.

            Section 8 - Overtime worked on a holiday shall be paid at the rate of time and one-half plus the holiday pay.

            Section 9 - Failure to resort for properly scheduled overtime will be treated in the same manner as any other attendance problem.

            Section 10 - PART-TIME HOURS - Part-time employees may be used only after the hour of 6:00 p.m. One (1) part-time employee (name attached as Schedule "A") will be grandfathered for the purposes of this section and will be allowed to continue working his current hours.

ARTICLE VIII - HOLIDAYS

            Section 1 - The Employer agrees to pay the employees full salary for the following holidays as if they worked thereon:

        New Year's Day                           Labor Day
        Washington's Birthday                    Thanksgiving Day
        Independence Day                         Day after Thanksgiving Day
        Floating Holiday                         Christmas Day
        Good Friday                              Day before Christmas Day
                                                 Health Day*

                          One (1) Personal Day**

            HEALTH DAY* - In order to receive pay from the Employer, it shall be the employee's responsibility to notify the Employer at least two (2) weeks prior to each anniversary of his or her employment date and further to submit proof that he/she is scheduled to take an annual physical examination. It shall be the employer's responsibility, upon proper notice, to grant the employee's anniversary date of hire as a day off, or if the particular date is inconvenient, then another day may be agreed to, by both parties, and upon receipts of proof to pay for such day as if it were a regularly scheduled holiday in the week it occurs.

            PERSONAL DAY** - An employee may use this personal day anytime during the contract year (i.e., Martin Luther King's Birthday, or etc.). If not used during the year, the day shall be paid by check at the end of the year.

            Section 2 - The Employer shall have the option of substituting the dry after Christmas for the day before Christmas providing the employees are given a sixty (60) day advance notice.

            Section 3 - The compensation for holidays shall be based upon the employee's base daily earnings.

            Section 4 - No employee shall be required to work on a holiday, except as provided herein. In the event that an employee does work on a holiday he shall be paid at the rate of time and one-half plus the holiday pay. Overtime staffing for (i) Washington's Birthday, and (ii) the day after Thanksgiving Day will be first met by volunteers to work overtime, however, with respect to said holidays, in the event management is unable to obtain adequate staffing to meet the business requirements of the Employer, overtime will be mandatory and will be first assigned, to the employee with the least seniority accrued.

            Section 5 - In the event a holiday falls on Saturday or Sunday, then it shall be celebrated either on Friday or Monday, at the option of the Employer.

            Section 6 - Employees must report to work within one hour of their assigned starting time and remain at work until at least one hour prior to their assigned end of shift time on both the day before and the day after the holiday in order to receive pay from the Employer for the holiday.

            Section 7 - Employees must work the day before and the day after the ho today, in order to be paid for the holiday.

ARTICLE IX - VACATIONS & BONUS

            Section 1 - Vacations shall be requested in writing on not less than thirty (30) days' prior notification, and vacations shall be taken, subject to management's approval, which shall not be unreasonably withheld.

            Section 2 - Should a holiday occur during the vacation period of any employee, said employee shall be entitled to one (1) additional day of vacation in lieu of payment for the said holiday. This additional day. may not be taken consecutively with the approved vacation unless authorized by management.

            Section 3 - All employees shall receive vacations with pay in accordance with the following schedule:

            LENGTH OF SERVICE                                     VACATION
            One (1) year                                       One (1) week
            Two (2) years                                      Two (2) weeks
            Four (4) years                                     Three (3) weeks
            Ten (10) years                                     Four (4) weeks

            Section 4 - Length of service does not include unreasonable leaves of absence, disability, and any other unreasonable leaves. Vacation will be pro-rated for the time off.

            Section 5 - Length of service will be strongly considered by management with regard to approval of first choice of vacation requests.

            Section 6 - Employees eligible for three (3) or more weeks vacation shall have the option of requesting to take three weeks of vacation on a consecutive basis, subject to management's approval. It being expressly understood that authorization for three (3) consecutive weeks of vacation shall not be granted two consecutive years in a row, nor during the end of any calendar quarter of any year (i.e., last weeks in March, June, September or December).

            Section 7 - The Employer will institute a bonus plan.

ARTICLE X - LEAVE OF ABSENCE

            Section 1 - A reasonable leave of absence shall be given to employees without pay for any of the following reasons. An employee will be considered for a leave of absence only after completing six (6) months of employment.

            (a)   Personal illness - substantiated by a physicians note.

            (b)   Military duty.

            (c)   Maternity leave.

            (d)   Mutual consent of the parties.

            Section 2 - A reasonable leave of absence shall not exceed four (4) months and is not to be repeated in two (2) consecutive years.

ARTICLE XI - REST PERIODS

            Section 1 - All employees shall be entitled to two (2) ten minute rest periods with pay during each work shift, one during the first four (4) hours and one during the second four (4) hours.

            Section 2 - Employees scheduled to work two (2) hours overtime will receive a fifteen (15) minute rest period after their regular shift. Employees scheduled to work four (4) hours overtime will receive a thirty (30) minute non-paid lunch break after their regular shift and a ten (10) minute rest period during such overtime.

ARTICLE XII - SICK LEAVE & DEATH-IN-FAMILY

            Section 1 - Sick days shall accrue to each employee who has completed three (3) months of continuous service as follows:

            January 1st of each year - 3 sick days

            Employees not having met the required three (3) months of continuous service by January 1st or July 1st of any such year shall not accrue the three
(3) sick days, but will upon completion of three (3) months of service, accrue 1/2 sick day for each month of continuous service, until the earlier to occur of January 1st or July 1st, as the case may be.

PAY FOR UNUSED SICK TIME

            Section 2 - Any sick time accrued at December 31st shall be paid as of the first pay week in January of the following year in which such sick time was accrued. Employees will not be paid for unused accrued sick time if the employee resigns or is terminated, voluntarily or involuntarily, for any reason from employment.

            Section 3 - In order to be eligible for sick leave, an employee must call his supervisor thirty (30) minutes before start of shift. A doctor's certificate will be required to substantiate time off in excess of three (3) days. Any employee failing to call their supervisor to report absence from work for three (3) consecutive working days shall be discharged.

            Section 4 - An employee with ten (10) years or more of service with the Employer shall receive one (1) additional paid sick leave day, however, if this day is not used, it shall be paid by check at the end of the year.

            Section 5 - Should an employee require hospitalization, his sick leave shall be extended one (1) day for each day of hospitalization up to a maximum of five (5) days in each calendar year. However, failure to utilize these five (5) days shall not be made up in cash at the end of each calendar year.

            Section 6 - An employee shall be given three (3) consecutive days off with pay in the event of death in his immediate family. The immediate family shall be deemed to include spouse, child, parent, brother or sister, father-in-law, or mother-in-law and grandparents.

ARTICLE XIII - BULLETIN BOARDS

            Section 1 - The Employer shall furnish a bulletin board for Union news.

ARTICLE XIV - PROBATIONARY PERIOD

            Section 1 - Seniority shall be based upon length of service or an employee subject to the completion of a sixty (60) day probationary period. During the probationary period, an employee may be terminated for any reason without recourse by the Union. Employees shall be entitled to seniority rights dating from the employee's date of hire.

            Section 2 - The probationary period may be extended for a similar period by mutual agreement of the parties.

ARTICLE XV - DISCIPLINE AND DISCHARGE

            Section 1 - Suspensions and or terminations are subject to a hearing with the Union and any disputes that can not be mutually agreed to by both parties shall be subject to arbitration. The Employer shall have the right to discharge or discipline employees for just cause including, but not limited to, acts of gross misconduct or behavior such as physical violence, possession of illegal weapons, theft, insubordination, use of alcohol and/or drugs on Employer property. It is understood that this shall not be an all inclusive list for purposes of establishing discipline and/or discharge.

            Section 2 - In the event of discipline and/or discharge of an employee by the Employer, the employee, the shop steward and the Union shall be promptly notified. The discharge of an employee during his/her probationary period shall not be subject to any grievance or arbitration procedure. It being expressly understood that the Employer may terminate an employee during the probationary period for any reason whatsoever.

            Section 3 - Discipline, including verbal or written warnings shall not be used for the purpose of progressive discipline for a period greater than one year from the date of an incident.

ARTICLE XVI - UNION VISITATION

            Section 1 - Non-employee representatives of the Union shall be permitted to visit the plant for a reasonable period of time for the purpose of meeting with the shop steward and employees. When the non-employee representative of the Union arrives at the company, the representative will notify the Director of Human Resources. In the absence of the Director of Human Resources, the representative will notify the plant manager.

ARTICLE XVII - WORK BY SUPERVISORS

            Section 1 - Supervisors shall continue to perform bargaining unit work when business needs cannot be met because of staffing problems (i.e., coverage for employee absences and employees out on vacation within the department) Supervisors may also perform bargaining unit - work in order to train employees as well as satisfy exceptional business needs.

ARTICLE XVIII - WELFARE BENEFITS

            Section 1 - Employee will be placed in Employer's Oxford Health Plan, as currently in effect (the "Health Plan"). Effective as of June 1, 1996, there will be no employee contribution required for participation in the basic coverage under the Health Plan. The Employer will pay for single dental coverage of employees electing to participate in the dental coverage of Health Plan. However, those employees electing family dental coverage will be required to contribute the incremental cost of family dental coverage over and above single dental coverage.

            Section 2 - Each employee choosing not to participate in the Health Plan will receive a cash payment of $200.00 per month. Each employee deciding not to participate in the Health Plan, must demonstrate and provide reasonable evidence of health coverage under an alternate health plan.

ARTICLE XIX - SAFETY AND HEALTH

            Section 1 - The Employer shall keep all working areas in a safe and sanitary condition.

            Section 2 - Precautions to secure the health and safety of employees shall at all times be taken by the Employer including a supply of First-Aid cabinets at convenient locations containing bandages, medicines and related supplies as may be required in an emergency situation.

            Section 3 - It shall be the responsibility of the Employer to maintain all machinery and equipment in a safe and sanitary operating condition.

            Section 4 - The Employer shall not require its employees to operate or use machines or equipment at a time or in a manner which would endanger the health or well-being of its employees.

            Section 5 - One (1) member of the bargaining unit, to be selected by the union, shall become a member of the Employers Safety Committee. The Safety Committee has been established for the purpose of calling the Employer's attention to unsafe, unsanitary or otherwise unhealthy conditions which may exist.

            Section 6 - The Safety Committee shall be permitted to make such reasonable inspection of the Employer's premises as may be necessary, on Employer time.

ARTICLE XX - ASSEMBLY DEPARTMENT INVENTORY PROCEDURE

            Section 1 - When scheduling inventory, the Employer will provide assembly department employees with at least thirty (30) days' prior notice, as well as post a written notice stating the scheduled dates for the proposed inventory. Employees wishing to take vacation time, floating holidays or sick leave rather than work during the scheduled inventory can make appropriate arrangements with their supervisor.

            Section 2 - The Employee will exercise reasonable efforts to prevent the layoff of assembly department employees. Said employees will be offered inventory related work by seniority with the understanding that such employees are capable of performing the assigned duties. In the event of a layoff, employees with the least accrued seniority will be laid-off first.

ARTICLE XXI - 401K PLAN

            Section 1 - Each employee will be permitted to participate in the Employer's 401K Plan, as currently in effect on the date hereof. It being expressly understood that the Employer does not currently contribute to its 401K Plan. In the event the Employer contributes to its 401K Plan for its non-union employees, the Employer agrees that it will also contribute in the same manner or union employees.

ARTICLE XXII - STRIKES AND LOCKOUTS

            Section 1 - There shall be no strikes or lockouts during the term f this Agreement (subject to the exception in Article XVIII).

            Section 2 - The employees shall have the right to refuse to cross any picket line established by a trade Union.

ARTICLE XXIII - PRIOR BETTER BENEFITS

            Section 1 - This Agreement shall not be construed to deprive any employee presently employed by the Employer of any better ben at said employee might have had prior to the Signing of this Agreement.

            Section 2 - The Employer shall not enter into any individual agreements which would have the effect of diminishing any of the rights, privileges or benefits of the employees under this Agreement.

ARTICLE XXIV - MODIFICATION

            Section 1 - Neither the Employer, any employee or group of employees shall have the right to waive or modify any provisions Of this Agreement without the written authorization of the Union.

ARTICLE XXV - GRIEVANCE PROCEDURE

            Section 1 - All complaints, disputes or questions as to the interpretation, application or performance of this Agreement shall be adjusted by direct negotiations between the Union and the Employer, or their representatives. Should any dispute or difference arise, both parties shall endeavor to settle these in the simplest and most direct manner. The procedure shall be as follows (unless step or steps thereof are waived, combined or extended by mutual consent) :

            Step 1 - The grievance shall be submitted to the aggrieved employee's Shop Foreman by the employee's Shop Steward. If the Steward and the Shop Foreman fail to settle the grievance within three (3) days

            (exclusive of Saturday, Sunday or Holiday), it may be submitted to Step 2.

            Step 2 - The grievance shall then be referred to the President of the Union or his designated representative and the Employer or their authorized representative. If no settlement is reached within five
            (5) days (exclusive of Saturday, Sunday or Holiday), the grievance may be submitted to arbitration as set forth in Step 3.

            Step 3 - If the dispute or difference is not settled in the second step above, either party may request that the matter be referred to arbitration if this request is made within ten (10) days after the reply was given in the second step.

      (A) The Arbitration Board shall consist of one (1) member to be designated by the New York State Employment Relations Board. The parties shall jointly pay the cost of the Arbitrator's services.

      (B) The decision of the Arbitration Board shall be final and binding upon the parties.

ARTICLE XXVI - SEPARABILITY

            Section 1 - In the event that any provisions, or compliance by the Employer or the Union with any provision, in this Agreement, shall constitute a violation of any law, then and in such event, such provision, to the extent only that is so in violation, shall be deemed ineffective and unenforceable and shall be deemed separable from the remaining provisions of this Agreement, which remaining provisions shall be binding on the parties and shall not be affected.

ARTICLE XXVII - WORK CLOTHING ALLOWANCE

            Section 1 - Effective April 1, 1996, all employees shall receive a Twenty Dollars ($20.00) work clothing allowance per month upon the completion of a thirty (30) day probationary period.

ARTICLE XXVIII - SUCCESSORS AND ASSIGNS

            Section 1 - This Agreement shall be binding upon the parties hereto, their successors, administrators, executors, and assigns. In the event the entire operation or any part thereof is sold, leased, transferred or taken over by sale, transfer, lease, assignment receivership or bankruptcy proceeding, (said purchaser, lessee, transferee, assignee, administrator, executor, receiver) hereinafter referred to as the successor, the employees of the Employer affected shall be employed by the successor and such operation or part thereof shall continue to be subject to the terms and conditions of the Agreement for the life thereof.

ARTICLE XXIX - STOCK OPTIONS

            Section 1 - The Employer shall continue its present practice with regard to Stock Options.

ARTICLE XXX - SALARY INCREASES - PROMOTIONAL OPPORTUNITIES

            Section 1 - Merit increases will reflect the individual's performance over an evaluation period. Primary consideration is given to proficiency, value to the organization, quality of performance and the employee's interpersonal skills, as evaluated by the immediate Supervisor. The intent of the merit system is to promote improved performance and to afford a means for rewarding that improvement.

            Section 2 - Promotional opportunity - The Company believes in promotion from within whenever possible. Employees who meet the qualifications for position openings will be given preference over outside applicants with the knowledge that the Company has the right of decision based on the needs of the Company.

ARTICLE XXXI - DRUG TESTING

            Section 1 - Employees are prohibited from the use, sale, dispensing, distribution, possession, or manufacture of illegal drugs and narcotics or alcoholic beverages an Company property or work sites (including Company vehicles and any private vehicles parked on Company premises or work sites). In addition, employees are prohibited from the off-premises possession, use, or sale of illegal drugs when such activities adversely affect job performance, job safety, or the Company's reputation in the community.

            Section 2 - At the discretion of the Employer, employees may be required to submit to a drug test, to determine if the employee is using, under the influence of, or is otherwise impaired by (illegal) drugs or alcohol. In the interest of fairness to current employees, Employer agrees that no current employee will be requested to undergo any drug testing for a period of one month from the date of the agreement to these testing provisions.

            Section 3 - Failure to submit to such examination or any attempt to tamper with specimens or falsify or alter test results shall constitute just cause for discharge. The Employer may elect to have a supervisor accompany the employee to the testing site. All urine/blood specimens shall be subject to an initial screen using an EMIT-type analysis. All positive results from an initial screen shall be confirmed via gas chromatography-mass spectrometry techniques. No specimen shall be identified as

"positive" except upon receipt of the results of the confirmation test.

            Section 4 - Any employee involved in the use, sale, dispensing, distribution, possession or manufacture of illegal drugs and narcotics or alcoholic beverages on Company property. or work sites will be dismissed immediately. Any employee testing positive for illegal drugs or alcohol shall be subject to disciplinary action, up to and including immediate dismissal. This employee shall be granted reemployment on a one-time basis, if the employee successfully completes a mutually agreed upon program and s certified by that program to report back to work duties. Should an employee test positive for illegal drugs or alcohol a second time, they will be dismissed and there will be no offer of assistance.

ARTICLE XXXII - TEMPORARY JOB ASSIGNMENTS

            Section 1 - On occasion, should an employee be assigned temporarily (i.e. 1 day, 2 days) to a higher grade position, such employee will receive the higher rate of pay as classified for that labor grade for the day or days that such employee has performed the higher grade duties. In the event an employee works a minimum of four (4) hours in a higher grade position, and thereafter resumes the regular grade work, such employee shall receive the higher rate of pay for the full eight (8) hours of such day.

            Employees working less than four (4) hours in a higher grade will be paid in accordance with the rate of pay for such higher grade job for the number of hours worked in hourly segments in such higher grade.

ARTICLE XXXIII - MANAGEMENT'S RIGHTS CLAUSE

            Section 1 - The Union recognizes that the Employer shall have the sole and exclusive jurisdiction of the management and operation of its business, the direction of its working force including the assignment of tasks and machines to employees, the right to maintain discipline and efficiency in its plant, the right to promulgate and enforce reasonable working rules, the right to hire, discipline and discharge employees subject to the provisions of this Agreement and the right to relocate its plant or any portion thereof, to transfer the bargaining unit to any other employer. It being expressly understood that the Employer may continue to contract out work it has done in the past, and may contract out additional work where the business needs cannot be met by the existing workforce. It is agreed that the rights enumerated above shall not be deemed to exclude other pre-existing rights of management not herein listed.

ARTICLE XXXIV - RESPECT AND DIGNITY

            Section 1 - The Employer and the Union agree, apart from and in addition to the substantive provisions of the Agreement and the rights and privileges of the Employer, the Union and Employees thereunder, that the Employer, the Union, and all Employees shall treat and address each other with dignity and respect.

ARTICLE XXXV - WAGES INCREASES AND MINIMUM WAGE RATES

            Section 1 - Wage Increases:

            Effective as of April 1, 1996, each employee will receive a .30(cent) per hour wage increase.

            Effective as of January 1, 1997, each employee will receive an additional .40(cent) per hour wage increase.

            Section 2 - Minimum Wage Rates - New Hires

            Established Hire Rates for Union Positions, with the understanding the increments outlined in this Agreement will not affect this hire rate.

1          -         Picker, Packer, and Returns                        $6.25

2          -         Picker, Packer and Returns w/hilo                  $6.75
                     Receiving/Inventory

3          -         UPS Operator/Export Person                         $7.25

4          -         General Assembly                                   $5.75

5          -         General Assembly/Material Handler                  $6.25
                     if use/classified hilo                             $6.75

6          -         Survalent Assembly                                 $6.00

7          -         Repair Technicians                                 $7.50

8          -         Porter (Maintenance)                               $6.25

9          -         QC                                                 $7.50

Should there be a need for and additional classification, management has the right to establish the classification. When a new job classification is established, the employer and the union will meet to negotiate a rate of pay for the new classification within the existing pay structure.

                            Section 3 - Differentials

            Heavy equipment operators shall be paid Fifty Cents (5016)per hour more over the regular starting rate.

            If an employee in the Repair Department has a Technical Degree he/she shall be paid an additional Twenty-Five Cents (25(cent)) per hour more in wage differential effective 4-1-96.

ARTICLE XXXV - TERM OF AGREEMENT

            The Agreement shall become effective as of April 16, 1996, and shall continue thereafter for a period of eighteen (18) months, until and including through October 15, 1997; provided, however, any changes, amendments or modifications to renew or otherwise extend this Agreement shall be effective as of October 15, 1997; and shall continue from year to year thereafter unless either party shall give the other notice of intention to terminate or modify this Agreement by written notice given not less than sixty (60) days prior to such expiration date.

            IN WITNESS WHEREOF, the parties hereto have set their hands this day and year first above written.

                                            LOCAL 966, affiliated with the
                                            INTERNATIONAL BROTHERHOOD OF
                                            TEAMSTERS


                                            BY:_______________________________

                                            GRAHAM-FIELD, INC.



                                            BY:_______________________________

                                            DATE SIGNED:______________________


COMMITTEE:


________________________________

________________________________

________________________________

________________________________

________________________________

________________________________

                                  SCHEDULE "A"


Part-time Employee - Grandfathered

Pursuant to Article VII - Hours & Overtime, Section 10, the following employee is grandfathered for purposes of this section:

                                 Jamie Lopez